Exhibit 10.7

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of August 28, 2026, by and between Carolyn Shelton (“Executive”) and Nexalin Technology, Inc. (the “Company”). The Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party”.

1. Separation.

(a) Resignation. Executive’s employment with the Company and its affiliates shall terminate on August 28, 2026 (the “Separation Date”). In this regard, Executive hereby resigns from any and all positions as officer (including as Senior Vice President of Quality, Regulatory, and Clinical Affairs), manager, director, or otherwise with the Company and its affiliates as of the Separation Date and agrees to execute any additional documentation reasonably requested by the Company to effectuate such resignations. As used in this Agreement, the term “affiliate” shall mean any entity directly or indirectly controlled by, controlling, or under common control with, the Company.

(b) Return of Property. To the extent that Executive has not already done so, Executive agrees to promptly return to the Company’s designated representative, Kristin Hartley (the “Representative”), all company property in her possession, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, and any other company property and information. Executive represents and warrants that she has not retained any copies of Company documents, files, or data (whether in physical or electronic form) and has permanently deleted any such materials from any personal devices or accounts. Moreover, Executive agrees to update her accounts or profiles on any social media platform (including, but not limited to, Facebook, X (f/k/a Twitter) or LinkedIn), in each case within five business days following the Separation Date, to reflect that she is no longer actively employed by or affiliated with the Company.

2. Payments and Benefits.

(a) Accrued Benefits. All Company-provided benefits ceased to accrue as of the Separation Date. The Company shall issue Executive’s final paycheck as soon as administratively practicable following the Separation Date, but no later than the next regularly scheduled payroll date following the Separation Date, and such final paycheck shall include accrued but unpaid PTO. Moreover, Executive will be entitled to receive reimbursement for any unreimbursed business expenses, to the extent reimbursable in accordance with the Company’s reimbursement policies, provided that she submits receipts to the Representative within 30 calendar days after the Separation Date.

(b) Separation Benefits. Subject to Section 4(e) below, and in consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the General Release of Claims attached as Exhibit A to this Agreement (the “Release”) within 21 calendar days following the Separation Date, and the effectiveness of such Release as provided in Section 3 of this Agreement, the Company shall pay or provide to Executive the following severance benefits:

(i) The Company will pay to Executive an amount equal to $25,000, which represents 1 month of her annual base salary (the “Severance Payment”). Such Severance Payment shall be payable in substantially equal and regular installments, less applicable taxes and deductions, in accordance with the Company’s normal payroll practices, over the 1-month period commencing on the Separation Date (the “Severance Period”). The installments shall be paid per the following terms: (x) the installments shall commence to be paid on the Company’s first regularly scheduled payroll date that occurs after the Release is received by the Company and becomes effective and irrevocable in accordance with its terms (the “Severance Commencement Date”), (y) the first installment shall include as a lump sum all Severance Payment amounts (without interest) that accrued from the Separation Date until the Severance Commencement Date, and (z) the remaining installments of the Severance Payment shall be paid as otherwise scheduled for the Severance Period.

(ii) Any unvested stock options issued under the Company’s 2023 Equity Incentive Plan or 2026 Equity Incentive Plan that are held by Executive as of the Separation Date will become immediately vested in full, and each vested stock option (after application of this Section 2(b)(ii)) will remain exercisable until the earlier of (x) the second anniversary of the Separation Date, or (y) the maximum stated term of the stock option. Executive agrees that the Company and its officers, employees, attorneys and agents do not have any obligation to notify her prior to the expiration of her stock options pursuant to this Section 2(b)(ii). Executive further agrees that she has the sole responsibility for monitoring the expiration of the stock options and for exercising the stock options, if at all, before they expire.

(iii) The Company will pay to Executive a bonus for the 2026 fiscal year in the amount of $20,000, less applicable tax withholding, on the Company’s first regularly scheduled payroll date that occurs after the Release is received by the Company and becomes effective and irrevocable in accordance with its terms. Executive acknowledges that she is not entitled to any additional bonuses for the 2026 fiscal year (or any other fiscal year).

(iv) The Company will permit Executive to remain in its health insurance program through September 30, 2026, and will pay the employer portion of the premiums through such date, so that Executive pays only the employee premium amounts as if she remained employed; provided that such benefits shall cease on such earlier date on which Executive becomes eligible for health insurance coverage from a third party. Executive acknowledges that the Company’s health insurance program does not offer continued medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (i.e., COBRA).

3. Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 2(b) of this Agreement, within 21 calendar days following the Separation Date (the “Release Period”), Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company during the Release Period, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will receive only the accrued benefits set forth in Section 2(a) above and will not be entitled to the severance set forth in Section 2(b) above.

4. Other Agreements.

(a) Full Payment. Executive acknowledges that the payments and arrangements contained in this Agreement shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of her employment with the Company and its affiliates and her termination therefrom. Without limiting the foregoing, Executive further acknowledges that she has received all wages, compensation, bonuses, commissions, and benefits to which she was entitled during her employment with the Company, and that no other amounts are owed to her by the Company or any of its affiliates except as expressly provided in this Agreement.

(b) Confidential Information. Prior to the Separation Date, Executive served as Senior Vice President of Quality, Regulatory, and Clinical Affairs. In that fiduciary role, Executive had access to the Company’s Confidential Information (defined below). In consideration of the benefits provided in Section 2(b) above, to which Executive is not otherwise entitled, Executive agrees to comply with the following confidentiality provisions:

(i) Prior to and after the Separation Date, Executive will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information (defined below), except as expressly authorized by the Board of Directors of the Company (the “Board”). Executive will obtain the Board’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to Executive’s work at Company and/or incorporates any Confidential Information. Executive hereby assigns to Company any rights Executive may have or acquire in any and all Confidential Information and recognizes that all Confidential Information shall be the sole and exclusive property of Company and its assigns. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii) The term “Confidential Information” shall mean any and all confidential knowledge, data or information of the Company and its affiliates. By way of illustration but not limitation, “Confidential Information” includes (A) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, “Inventions”); (B) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting the business of the Company, suppliers and supplier information, and purchasing; (C) information regarding customers and potential customers of the Company and its affiliates, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company and its affiliates, proposals, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and its affiliates and other non-public information relating to customers and potential customers; (D) employee lists and employee compensation information; and (E) any other non-public information that a competitor of the Company or its affiliates could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, it is understood that, at all such times, Executive is free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by Executive.

(iii) Executive’s obligation not to use or disclose Confidential Information as provided in this Section 4(b) shall continue indefinitely; provided, however, that if a court of competent jurisdiction determines that a temporal limitation is required for enforceability, Executive agrees that such obligation shall apply for a period of two (2) years following the Separation Date. This temporal limitation shall not apply to trade secrets, which are protected without temporal limitation under applicable law.

(iv) Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and Executive, nothing in this Agreement shall prevent Executive, without prior authorization from or notification to the Company, from: (A) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, (B) engaging in any activity or conduct protected by Section 7 or any other provision of the National Labor Relations Act (such as by way of a non-exhaustive list of examples, filing an unfair labor practice charge, assisting other employees in doing so, assisting in any way in the investigative process of the National Labor Relations Board, and discussing terms and conditions of employment with others, including, but not limited to, Executive’s compensation), or (C) reporting possible violations of law or regulation to any federal government agency or similar state or local agency, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

(c) Non-Disparagement. Executive agrees that she will not, directly or indirectly, make, publish, or communicate any disparaging or defamatory statements or comments about the Company, its affiliates, or any of their respective officers, directors, employees, agents, or representatives, whether orally, in writing, or through any electronic or social media platform. Nothing in this Section shall prevent Executive from (i) responding truthfully to legal process or governmental inquiry, (ii) making truthful statements or disclosures required by law, or (iii) making truthful statements to any governmental agency regarding alleged unlawful conduct.

(d) Cooperation. Executive agrees to cooperate fully with the Company in connection with any pending or future litigation, investigation, or other matter arising out of or related to Executive’s employment with the Company or the Company’s business. Such cooperation shall include, without limitation, making herself available for interviews, depositions, and testimony, and providing truthful information and assistance as reasonably requested by the Company. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation, provided Executive obtains the Company’s prior written approval for such expenses.

(e) Remedies. Executive specifically acknowledges and agrees that she remains obligated to comply with the restrictive covenants set forth in Sections 4(b) and (c) of this Agreement (the “Restrictive Covenants”) on and after the Separation Date, notwithstanding Executive’s termination of employment and release of claims. Executive hereby reaffirms her agreement, to the maximum extent permitted by law, to abide by all such restrictions according to the terms thereof. Executive acknowledges that the Restrictive Covenants are reasonable in scope, duration, and geographic extent, and that the Company would suffer irreparable harm if Executive breaches such covenants and that the Company shall be entitled to seek injunctive relief in addition to any other remedies available at law or in equity. Notwithstanding Section 2(b) above, and in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages it may suffer), in the event that Executive breaches (or threatens to breach) any of her obligations under the Restrictive Covenants, under this Agreement, or under the Release, the Company’s obligation to pay the amounts (including any remaining Severance Payment) or provide the benefits described in Section 2(b) above shall immediately terminate without further action or notice and be of no further force or effect and Executive will forfeit her rights to receive any such amounts or benefits (it being understood that nothing contained herein is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s rights under applicable law to enforce its interests under the Restrictive Covenants).

(f) Notice Provisions. Executive acknowledges and agrees that this Agreement satisfies any obligation of the Company to provide written notice to Executive regarding termination of her employment.

5. Miscellaneous.

(a) Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation (or require Executive to make arrangements satisfactory to the Company for the payment of such required withholding taxes).

(b) Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. The Company may assign this Agreement to any successor or assign (whether by merger, consolidation, sale of assets, or otherwise) without Executive’s consent. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(c) Final and Entire Agreement; Amendment. This Agreement, together with the Exhibits and the other documents referenced herein, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to conflict of laws principles. Each Party irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in Harris County, Texas, for any action arising out of or relating to this Agreement.

(e) Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery or via e-mail to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows: (i) if to Executive: at Executive’s most recent address on the records of the Company; and (ii) if to the Company: Nexalin Technology, Inc., 1776 Yorktown St. Suite 550, Houston, TX 77056, Attn: Justin Van Fleet, Chief Financial Officer, Email: Justin@Nexalin.com; or to such other address as either Party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand or e-mail, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(f) Severability. If any provision of this Agreement is, for any reason, held to be ambiguous, invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the ambiguous, invalid or unenforceable provision(s) shall be deemed modified to be valid and enforceable to the maximum extent permitted by law.

(g) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

(Signatures are on the following page)

IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

NEXALIN TECHNOLOGY, INC.

By:	Mark White
Its:	Chief Executive Officer

EXECUTIVE

Carolyn Shelton

EXHIBIT A
GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”) is made and entered into as of August _, 2026, by and between Carolyn Shelton (“Executive”) and Nexalin Technology, Inc. (the “Company”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive, intending to be legally bound, hereto agree as follows:

1. Employment Status. Executive’s employment and association with the Company and its affiliates terminated effective as of August 25, 2026 (the “Separation Date”). Executive and Company acknowledge and agree that Executive has been fully compensated for all wages for work performed on behalf of the Company or its affiliates through the Separation Date, that Executive has properly reported all hours worked, and that no amounts are owed to Executive except as provided in the Separation Agreement.

2. Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 2(b) of the Separation Agreement between Executive and the Company dated as of August 28, 2026 (the “Separation Agreement”), upon the terms, and subject to the conditions, of the Separation Agreement. Executive is not entitled to receive any additional payments such as wages, vacation or bonuses except as otherwise provided under Section 2(a) of the Separation Agreement.

3. No Liability. Executive understands and agrees that neither the payment of money nor the execution of this Release will constitute an admission by the Company, or any of its parents, subsidiaries, affiliates, divisions, officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Release. In consideration of the payments and benefits set forth in Section 2 of this Release, Executive for herself, her heirs, administrators, representatives, executors, successors and assigns does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and its present, former, and future parents, subsidiaries, affiliates, divisions, successors, and assigns, and each of their respective present, former, and future officers, directors, partners, shareholders, members, managers, agents, attorneys, insurers, administrators, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all rights, claims, demands, actions, causes of action, costs, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or association or separation from employment or association with the Company or its affiliates, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (i) law or equity claims; (ii) tort or contract (express or implied) claims; (iii) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, intentional infliction of emotional distress, fraud, public policy, contract or tort, and implied covenant of good faith and fair dealing; (iv) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), the National Labor Relations Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1966, the Equal Pay Act of 1962, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Genetic Information Non-discrimination Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Post-Civil War Civil Rights Act (42 U.S.C. §§1981-1988), the Texas Commission on Human Rights Act, the Texas Labor Code, as well as any claims under local statutes and ordinances that may be legally waived and released, (v) claims arising under the Employee Retirement Income Security Act (excluding claims for amounts that are vested benefits or that Executive is otherwise entitled to receive under any employee benefit plan of the Company or any of its affiliates in accordance with the terms of such plan and applicable law), and (vi) any other statutory or common law claims related to Executive’s employment or association with the Company or its affiliates or the separation of Executive’s employment or association with the Company or its affiliates.

However, this Release excludes, and Executive does not waive, release, or discharge (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA), the Securities and Exchange Commission (SEC), or any other federal, state, or local governmental agency or commission (although Executive waives any right to monetary relief related to any filed charge or administrative complaint, to the extent permitted by law); (B) any right to report allegations of unlawful conduct, including criminal conduct and unlawful employment practices, to federal, state, or local authorities; (C) any right to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company; (D) any right to receive an award for information provided to any government agency; (E) any claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (F) indemnification rights Executive has against the Company; (G) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements; (H) Executive’s rights under the Separation Agreement; (I) Executive’s right to testify in an administrative, legislative, arbitral, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices by the Company or its agents or employees when required or requested by a court order, subpoena, or written request from an administrative agency or the legislature; and (J) Executive’s right to make truthful statements or disclosures about alleged unlawful discrimination, harassment, or retaliation.

Without limiting the foregoing Section, Executive represents that Executive understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Releasees as of the date Executive signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date Executive signs this Release, Executive may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. § 626 and Executive voluntarily relinquishes any such rights or claims by signing this Release.

5. Covenant Not to Sue; Bar. Executive represents and warrants to the Company that she has no pending actions, claims or charges of any kind against the Releasees. Executive, for herself and her heirs, personal representatives, assigns, successors, attorneys, and agents, agrees and covenants to forever refrain from instituting, procuring or prosecuting any lawsuit or other action against the Releasees relating to any claims, obligations, demands, causes of action, debts, disputes or controversies which have been or could have been raised arising out of or relating to Executive’s employment or association with Company or its affiliates or Executive’s separation from her employment or association with Company or its affiliates. Executive further acknowledges and agrees that if she should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against a Releasee with respect to any cause, matter or thing which is the subject of the releases under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees. Executive further agrees that she will not encourage, counsel, or assist any other person or entity in bringing or pursuing any claim, charge, complaint, or action against any Releasee, except as required by law. Executive also agrees not to voluntarily participate in any proceeding brought by any other person or entity against any Releasee, except as required by law. Nothing in this Section shall (i) prevent Executive from filing a charge with the EEOC, NLRB, OSHA, SEC, or other government agency, participating in any agency investigation, or receiving an award for information provided to any government agency; (ii) prevent Executive from reporting allegations of unlawful conduct to government authorities; or (iii) prevent Executive from testifying in any proceeding concerning alleged criminal conduct or alleged unlawful employment practices when required or requested by court order, subpoena, or written request from an agency or legislature.

6. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles.

7. Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive in this Release, Executive hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Releasees from any and all claims, whether known or unknown, from the beginning of time through the date of Executive’s execution of this Release arising under the ADEA, as amended, and its implementing regulations. By signing this Release, Executive hereby acknowledges and confirms that:

(a) Executive has read this Release in its entirety and understands all of its terms;

(b) by this Release, Executive has been advised in writing to consult with an attorney of Executive’s choosing and has consulted with such counsel as Executive believed was necessary before signing this Release;

(c) Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Release including, without limitation, the waiver, release, and covenants contained in it;

(d) Executive is signing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled;

(e) Executive was given at least 21 calendar days to consider the terms of this Release and consult with an attorney of Executive’s choice, although Executive may sign it sooner if desired, and changes to this Release, whether material or immaterial, do not restart the running of the 21-day period;

(f) Executive understands that Executive has 7 calendar days after signing this Release to revoke the release in this paragraph by delivering notice of revocation to the Company in accordance with Section 5(e) of the Separation Agreement before the end of this 7-day period; and

(g) Executive understands that the release contained in this Section does not apply to rights and claims that may arise after Executive signs this Release.

Executive acknowledges and agrees that the payments and benefits provided under Section 2 of this Release represent substantial value over and above that to which Executive would otherwise be entitled.

8. Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company (in accordance with Section 5(e) of the Separation Agreement), and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if she revokes this Release, it will be null and void in its entirety, and she will not be entitled to any payments or benefits provided in this Release, including without limitation those under Section 2 of this Release.

9. Miscellaneous. This Release is the complete understanding between Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

10. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

(Signatures are on the following page)

IN WITNESS WHEREOF, the parties have caused this Release to be executed as of the date first written above.

NEXALIN TECHNOLOGY, INC.

By:	Mark White
Its:	Chief Executive Officer

EXECUTIVE

Carolyn Shelton

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